Enviro Voraxial Technology, Inc.
                               98 S.E. 7th Street
                           Deerfield Beach, FL 22441
                                 (954) 421-6141

October 26, 1999

Attention: Paul Fisher
United States Securities Exchange Commission
Washington, DC 20549

Re: Enviro Voraxial Technologies, Inc., SEC File # 000-27445

Dear Mr. Fisher,

     I hereby request that you withdraw the Form 10-SB Filed on September 24, 1999 for Enviro Voraxial Technologies, Inc.


                                                  Sincerely,

                                                  /s/ Alberto DiBella
                                                  ---------------------------
                                                  Alberto DiBella, President